As filed with the Securities and Exchange Commission on February 14, 2005
File No. 333-122493

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORBIMAGE INC.

(Exact name of registrant as specified in its charter)

Delaware	001040570	54-1660268
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21700 Atlantic Boulevard

Dulles, VA 20166
(703) 480-7500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Matthew O’Connell

Chief Executive Officer
ORBIMAGE INC.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Name, Address Including zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

William Lee Warren, Esq. Vice President, General Counsel and Secretary ORBIMAGE Inc. 21700 Atlantic Boulevard Dulles, VA 20166 Telephone: (703) 480-7500 Facsimile: (703) 480-7544	William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20001 Telephone: (202) 637-2200 Facsimile: (202) 637-2201

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☑ 333-122493
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

EXPLANATORY NOTE

      No form of prospectus is filed with this Post-Effective Amendment to the Company’s registration statement on Form S-1 (No. 333-122493). This amendment is being filed pursuant to Rule 462(d) solely to file (including incorporating certain exhibits by reference to the Company’s Prospectus filed February 14, 2005 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended) revised Exhibits 4.7, 4.8, 4.9, 99.1, 99.2, 99.3, 99.4, 99.5 and 99.7, to file new Exhibit 4.10, and to file final signed opinions under Exhibits 5.1 and 8.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

      (a) Exhibits:

See Exhibit Index beginning on page II-5 of this registration statement.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudon, Commonwealth of Virginia, on February 14, 2005.

ORBIMAGE INC.

By:	/s/ MATTHEW M. O’CONNELL

Matthew M. O’Connell President, Chief Executive Officer and Director

POWERS OF ATTORNEY

      Each person whose signature appears below authorizes William Lee Warren and Matthew M. O’Connell or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-1, and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES A. ABRAHAMSON James A. Abrahamson	Chairman of the Board and Director	February 14, 2005

/s/ MATTHEW M. O’CONNELL Matthew M. O’Connell	President, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2005

/s/ TONY ANZILOTTI Tony Anzilotti	Vice President — Finance and Controller (Principal Accounting Officer)	February 14, 2005

/s/ JOSEPH M. AHEARN Joseph M. Ahearn	Director	February 14, 2005

/s/ TALTON R. EMBRY Talton R. Embry	Director	February 14, 2005

Signature	Title	Date

Lawrence A. Hough	Director	February 14, 2005

/s/ JOHN W. PITTS John W. Pitts	Director	February 14, 2005

/s/ WILLIAM W. SPRAGUE William W. Sprague	Director	February 14, 2005

EXHIBIT INDEX

Exhibit No.		Description

2.1		Fourth Amended Disclosure Statement and Plan of Reorganization (incorporated by reference to Exhibit T3E to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))
3.1		Third Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit T3A to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))
3.2		Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit T3B to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))
4.1		Note and Security Agreement for Senior Notes Due 2008 (incorporated by reference to Exhibit 4.1 to Form 10 filed on September 13, 2004 (File No. 022-28714))
4	.1.1	First Amendment to Note and Security Agreement for Senior Notes due 2008 (incorporated by reference to Exhibit 4.1.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
4.2		Indenture, Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit T3C to Form T-3 filed by Orbital Imaging Corporation on December 3, 2003 (File No. 022-28714))
4	.2.1	Supplemental Indenture, Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
4.3		Registration Rights Agreement dated as of December 31, 2003 (incorporated by reference to Exhibit 4.3 to Form 10 filed on September 13, 2004 (File No. 022-28714))
4.4		Form of Warrant — Warrants issued December 31, 2003 (incorporated by reference to Exhibit 4.4 to Form 10 filed on September 13, 2004 (File No. 022-28714))
4.5		Registration Rights Agreement dated as of November 16, 2004 (incorporated by reference to Exhibit 4.5 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
4.6		Form of Warrant — Warrants issued November 16, 2004 and to be issued to private investors pursuant to backstop commitment, if necessary (incorporated by reference to Exhibit 4.6 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
4.7		Specimen Common Stock Certificate
4.8		Specimen Warrant Certificate — Warrants to be issued in the rights offering (incorporated by reference to Appendix C to the Company’s section 424(b)(3) Prospectus, filed February 14, 2004 (file no. 333-122493))
4.9		Form of Subscription Rights Certificate (incorporated by reference to Appendix B to the Company’s section 424(b)(3) Prospectus, filed February 14, 2004 (file no. 333-122493))
4.10		Form of Warrant Agreement (incorporated by reference to Appendix C to the Company’s section 424(b)(3) Prospectus, filed February 14, 2004 (file no. 333-122493))
5.1		Opinion of Latham & Watkins LLP (including Consent)
8.1		Tax Opinion of Latham & Watkins LLP (including Consent)
***10	.1	Distribution Agreement with NTT Data Corporation (incorporated by reference to Exhibit 10.1 to Form 10/A filed on January 11, 2005 (File No. 0-50933))
***10	.1.1	Amendment No. 1 to Distribution Agreement with NTT Data Corporation (incorporated by reference to Exhibit 10.1.1 to Form 10/A filed on January 11, 2005 (File No. 0-50933))
***10	.2	Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2 to Form 10/A filed on January 11, 2005 (File No. 0-50933))
**10	.2.1	Amendment No. 1 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.1 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
**10	.2.2	Amendment No. 2 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.2 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
**10	.2.3	Amendment No. 3 to Amended and Restated Distributor License Agreement with Korea Aerospace Industries, Ltd. (incorporated by reference to Exhibit 10.2.3 to Form 10/A filed on December 1, 2004 (File No. 0-50933))

Exhibit No.		Description

***10	.3	Amended and Restated Access Agreement (incorporated by reference to Exhibit 10.3 to Form 10/A filed on January 11, 2005 (File No. 0-50933))
10.4		2003 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.5		2004 Non-Employee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.6		Employment Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.6 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.7		Restricted Stock Agreement for Matthew O’Connell (incorporated by reference to Exhibit 10.7 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.8		Employment Agreement for Tim Puckorius (incorporated by reference to Exhibit 10.8 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.9		Form of Restricted Stock Agreement for Employees (incorporated by reference to Exhibit 10.9 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.10		Form of Indemnity Agreements for Directors and Executive Officers (incorporated by reference to Exhibit 10.10 to Form 10 filed on September 13, 2004 (File No. 022-28714))
10.11		Form of Investment Agreement for private placement of shares and warrants and commitment to backstop rights offering (incorporated by reference to Exhibit 10.11 to Form 10/A filed on December 1, 2004 (File No. 0-50933))
****10	.12	Contract No. HM1573-04-C-0003 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))
****10	.13	Contract No. HM1573-04-C-0014 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))
****10	.14	Contract No. HM1573-04-3-0001 with U.S. National Geospatial-Intelligence Agency (incorporated by reference to Exhibit 10.12 to Form 10/A filed on January 27, 2005 (File No. 0-50933))
*10	.15	Employment Agreement for William Schuster
*14	.1	Code of Business Conduct and Ethics
*23	.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
*23	.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3		Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1)
24.1		Power of Attorney (included on the signature pages to this Registration Statement)
99.1		Form of Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates (incorporated by reference to Appendix A to the Company’s section 424(b)(3) Prospectus, filed February 14, 2004 (file no. 333-122493))
99.2		Form of Notice of Guaranteed Delivery for Subscription Rights Certificates
99.3		Form of Letter to Stockholders Who Are Record Holders
99.4		Form of Letter to Stockholders Who Are Securities Dealers, Community Banks, Trust Companies and Other Nominees
99.5		Form of Nominee Holder Certification
*99	.6	Form of Beneficial Owner Election Form
99.7		Form of Letter to Clients

*	Previously filed.

**	Portions of these exhibits, filed as exhibits to our Form 10/A filed on December 1, 2004, were omitted pursuant to a request for confidential treatment. Such portions were filed separately with the Securities and Exchange Commission.

***	Portions of these exhibits, filed as exhibits to our Form 10/A filed on January 11, 2005, were omitted pursuant to a request for confidential treatment. Such portions were filed separately with the Securities and Exchange Commission.

****	Portions of these exhibits, filed as exhibits to our Form 10/A filed on January 27, 2005, were omitted pursuant to a request for confidential treatment. Such portions were filed separately with the Securities and Exchange Commission.